EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 1, 2022, relating to the consolidated financial statements of 374Water Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of 374Water Inc. and subsidiaries as of and for the year ended December 31, 2021.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

December 19, 2022